Exhibit 99.1

Eton Pharmaceuticals, Inc. and Azurity Pharmaceuticals, Inc. Announce FDA Approval of EPRONTIA™ (topiramate) oral solution

The first and only FDA-approved ready-to-use liquid topiramate

DEER PARK, Ill, and WOBURN, MA, Nov. 8, 2021 (GLOBE NEWSWIRE)—Eton Pharmaceuticals, Inc (Nasdaq: ETON) and Azurity Pharmaceuticals, Inc. today announced that the U.S. Food and Drug Administration (FDA) has approved EPRONTIA™ (topiramate) oral solution, 25mg/mL.

EPRONTIA™ has been approved as a monotherapy for treatment of partial-onset or primary generalized tonic-clonic seizures in patients 2 years of age and older; an adjunctive therapy for treatment of partial-onset seizures, primary generalized tonic-clonic seizures or seizures associated with Lennox-Gastaut syndrome in patients 2 years of age and older; and as a preventive treatment of migraine in patients 12 years of age and older.

“This is a transformative day for patients living with epileptic seizures and migraines and their families and caregivers,” said Amit Patel, Chairman and CEO of Azurity Pharmaceuticals. “We take great pride in developing therapies that give healthcare practitioners the ability to treat patients whose needs are not served by available medicines.”

EPRONTIA™ is the first oral liquid formulation of topiramate to be approved by the FDA. Azurity will be responsible for commercializing the product and anticipates product availability before year end. Eton will receive a $5 million milestone payment upon EPRONTIA’s commercial launch, a royalty on net sales, and potential commercial milestones.

“We are proud to see the approval of EPRONTIA™ and we believe it will address a critical unmet need for patients requiring adherence, compliance and precision dosing with a liquid formulation. We look forward to continuing to work with Azurity to achieve additional approvals from our CNS portfolio partnership,” added Sean Brynjelsen, CEO of Eton Pharmaceuticals.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The company currently owns or receives royalties from six FDA-approved products, including ALKINDI® SPRINKLE, carglumic acid, Biorphen®, Alaway® Preservative Free, Rezipres®, and Eprontia™, and has four additional products that have been submitted to the FDA.

About Azurity Pharmaceuticals Inc.

Azurity Pharmaceuticals is a privately held specialty pharmaceutical company that focuses on innovative products that meet the needs of patients with underserved conditions. As an industry leader in providing unique, accessible, and high-quality medications, Azurity leverages its integrated capabilities and vast partner network to continually expand its broad commercial product portfolio and robust late-stage pipeline. The company’s patient-centric products span the cardiovascular, neurology, endocrinology, gastro-intestinal, institutional, and orphan markets, and have benefited millions of patients. For more information, visit www.azurity.com.

Company Contacts:

Eton Pharmaceuticals, Inc.

David Krempa

dkrempa@etonpharma.com

612-387-3740

Azurity Pharmaceuticals, Inc.

Se-Se Yennes

Syennes@azurity.com

781-935-8141 Ext. 126